NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS FIRST QUARTER FISCAL 2015 RESULTS

•	SAME RESTAURANT SALES UP 1.1%
•	SAME RESTAURANT GUEST COUNTS UP 1.3%
•	RESTAURANT-LEVEL MARGINS CONTINUE TO IMPROVE

MARYVILLE, TN – October 8, 2014 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal first quarter ended September 2, 2014.

Results for the first quarter include:

•
Same-restaurant sales increased 1.1% for the quarter at Company-owned Ruby Tuesday restaurants driven by a same-restaurant guest count increase of 1.3%.  Same-restaurant sales increased 6.0% at our 31 domestic Ruby Tuesday franchise restaurants compared to the same quarter of the prior year.

•
Net income from continuing operations was $2.6 million compared to a net loss from continuing operations of $21.9 million for the prior year.    Excluding special items, net loss from continuing operations was $0.6 million compared to a net loss from continuing operations of $20.2 million in the prior year. (See non-GAAP reconciliation table below).

•
Diluted earnings per share from continuing operations were $0.04 compared to diluted loss per share from continuing operations of $0.36 for the prior year. Excluding special items, diluted loss per share from continuing operations was $0.01 for the quarter compared to a diluted loss per share from continuing operations of $0.34 in the same quarter of the prior year.  (See non-GAAP reconciliation table below).

•	Restaurant-level margins were 17.4%, an improvement of 420 basis points over the prior year quarter, which includes approximately 130 basis points due to timing and non-recurring items.
•	Total book debt of $257.5 million at the end of the first quarter compared to $274.7 million for the prior year quarter, a decrease of $17.2 million.
•	Ended the quarter with $56.9 million in cash on hand compared to $35.9 million in the prior year quarter.

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October 8, 2014
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•
Total revenue was $281.2 million compared to $289.7 million in the same quarter of the prior year, reflecting the closing of 38 underperforming restaurants since the first quarter of the prior year, offset by a 1.1% same-restaurant sales increase.

•	During the quarter, two Company-owned Ruby Tuesday restaurants were closed. International franchisees opened four Ruby Tuesday restaurants. Franchisees opened one Lime Fresh restaurant.

JJ Buettgen, Chairman of the Board, President and CEO, commented, "We are pleased with the momentum we achieved in the first quarter.  We outperformed the Knapp Track™ industry benchmark on both same restaurant sales and same restaurant guest counts in the first quarter and we have now outperformed the industry on both metrics for three consecutive quarters.  We continued to make progress on our brand transformation efforts and we believe we are starting to see the benefit of this work in our sales and guest count trends.    We also made progress on improving our restaurant-level margins.  We are excited about the momentum we have seen in our sales and guest counts over the past three quarters and the improvements we are driving in restaurant level returns.  Our FY15 plans focus on further improvements to our menu and our overall guest experience, and on improving restaurant-level margins.  We are confident in our overall strategy and believe our plans will position the Company for long-term success.”

Fiscal Year 2015 Outlook

As disclosed last quarter, we are not providing quarterly or annual earnings guidance for fiscal 2015.  There are, however, certain items which we would like to highlight for fiscal 2015, including the following:

•	Same-Restaurant Sales – We estimate same-restaurant sales for the second quarter and the year to be up 1% to 2%. The guidance for the year is revised from prior guidance of flat to up 2%.
•
Restaurant-level Operating Margin – Estimated to be 16.0% to 17.0% of sales, up from prior guidance of 15.0% to 16.0%, which compares to 15.1% in fiscal 2014.  Improvements in cost of goods sold, payroll and related costs, and other restaurant

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October 8, 2014
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operating costs are expected to be partially offset by a return to more normalized incentive compensation levels.
•
Selling, General, and Administrative Expense – Estimated to be $127 to $130 million versus prior guidance of $128 to $132 million which compares to $137.2 million in fiscal 2014.  The reduction is due to $5.3 million in costs incurred in 2014 for corporate restructuring and executive transition costs, and an additional $3.5 million in savings resulting from our 2014 cost reduction initiatives.  We estimate that marketing expense for the year will be lower than the prior year as we continue to leverage a more efficient marketing strategy.  These savings are partially offset by a return to more normalized incentive compensation levels.

•
Restaurant Development – During the year, we plan to open one, rebuild one, and close 10 to 13 Company-owned Ruby Tuesday restaurants. Domestic franchisees expect to open two Lime Fresh restaurants and close three Ruby Tuesday restaurants. International franchisees expect to open five to eight Ruby Tuesday restaurants.

•
Tax – We are limited as to the amount of credits we can use each year based upon our taxable income for that year and cannot recognize a full benefit of any year’s currently generated tax credits or our tax credit carryforwards due to our deferred tax valuation allowance, which will remain until we generate sufficient levels of pre-tax income in the future.

•	Capital Expenditures – Estimated to be $28 to $32 million for the year.
•	Excess Real Estate – We expect to generate $8 to $12 million of cash proceeds from the disposition of excess real estate.

Non-GAAP Earnings/(Loss) Reconciliation
The Company believes excluding special items from its financial results provides investors with a clearer understanding of the Company’s ongoing operating performance and comparison to prior-period results.

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October 8, 2014
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Ruby Tuesday, Inc.
Reconciliation of Net Income/(Loss) from Continuing Operations Excluding Special Items
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks	13 Weeks
	Ended	Ended
	September 2,	September 3,
	2014	2013

Net Income/(Loss) from Continuing Operations	$ 2,565	$ (21,899)
Closure and Impairment (net of tax) (1)	-	223
Executive Transition (net of tax) (2)	-	427
Severance and Other Corporate Restructure Costs (net of tax)	-	1,060
Income Tax Valuation Allowance (3)	(3,174)	-
Net Loss from Continuing Operations Excluding Special Items	$ (609)	$ (20,189)

Diluted Earnings/(Loss) Per Share from Continuing Operations	$ 0.04	$ (0.36)
Closure and Impairment (net of tax) (1)	-	0.00
Executive Transition (net of tax) (2)	-	0.01
Severance and Other Corporate Restructure Costs (net of tax)	-	0.01
Income Tax Valuation Allowance (3)	(0.05)	-
Diluted Loss Per Share from Continuing Operations Excluding Special Items	$ (0.01)	$ (0.34)

(1) Includes impairments, lease reserves, and other closing cost adjustments resulting from the 21 Q4 FY12 Ruby Tuesday closures, and the four Q3 & Q4 FY13 Lime Fresh closures as well as the Q4 FY13 Lime Fresh asset impairments
(2) Includes search fees, signing and retention bonuses, relocation, and travel-related expenses resulting from Executive transitions
(3) Represents an immaterial prior period correction to our deferred tax valuation allowance.

ABOUT RUBY TUESDAY

Ruby Tuesday, Inc. has 749 Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 12 foreign countries, and Guam, in addition to 27 Company-owned and/or franchise Lime Fresh brand restaurants in five states and the District of Columbia. As of September 2, 2014, we owned and operated 666 Ruby Tuesday restaurants and franchised 83 Ruby Tuesday restaurants, comprised of 31 domestic and 52 international restaurants. We also owned and operated 20 Lime Fresh restaurants and franchised seven Lime Fresh restaurants. Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

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Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).
For more information, contact:

Jill Golder, EVP and Chief Financial Officer
Phone: 865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time. The call will be available live at the following website:

http://www.rubytuesday.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following: future financial performance (including our estimates of annual growth in same-restaurant sales, average annual sales per restaurant, operating margins, expenses and other items), future capital expenditures, the effect of strategic initiatives (including statements related to cost savings initiatives and the benefits of our television marketing), the opening or closing of restaurants by us or our franchisees, sales of our real estate or purchases of new real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, payment of dividends, stock and bond repurchases, restaurant acquisitions, and changes in senior management and in the Board of Directors. We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our customers’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; the impact of pending litigation; customers’ acceptance of changes in menu items; changes in the availability and cost of capital; potential limitations imposed by debt covenants under our debt instruments; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; significant fluctuations in energy prices; security breaches of our customers’ or employees’ confidential information or personal data or the failure of our information technology and computer systems; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either one of our restaurant concepts or other competing restaurant concepts; and effects of actual or threatened future terrorist attacks in the United States.

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RUBY TUESDAY, INC.

Financial Results For the First Quarter of Fiscal Year 2015
(Amounts in thousands except per share amounts)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks		13 Weeks
	Ended		Ended
	September 2,	Percent	September 3,	Percent
	2014	of Revenue	2013	of Revenue

Revenue:
Restaurant sales and operating revenue	$ 279,457	99.4	$ 288,092	99.5
Franchise revenue	1,725	0.6	1,582	0.5
Total revenue	281,182	100.0	289,674	100.0

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of goods sold	75,147	26.9	79,938	27.7
Payroll and related costs	95,842	34.3	102,733	35.7
Other restaurant operating costs	59,799	21.4	67,534	23.4
Depreciation	12,658	4.5	14,209	4.9
(as a percent of Total revenue)
Selling, general and administrative, net	30,901	11.0	37,015	12.8
Closures and impairments, net	1,482	0.5	8,033	2.8
Total operating costs and expenses	275,829		309,462

Earnings/(Loss) From Operations	5,353	1.9	(19,788)	(6.8)

Interest expense, net	5,422	1.9	6,753	2.3

Loss on extinguishment of debt	-	0.0	511	0.2

Pre-tax loss from continuing operations	(69)	0.0	(27,052)	(9.3)
Benefit for income taxes from continuing operations	(2,634)	(0.9)	(5,153)	(1.8)
Net Income/(loss) from continuing operations	2,565	0.9	(21,899)	(7.6)

Loss from discontinued operations, net of tax	0	0.0	(343)	(0.1)

Net Income/(Loss)	$ 2,565	0.9	$ (22,242)	(7.7)

Basic Income/(Loss) Per Share:
Income/(Loss) from continuing operations	$ 0.04		$ (0.36)
Loss from discontinued operations	-		(0.01)
Basic Net Income/(Loss) Per Share	$ 0.04		$ (0.37)

Diluted Income/(Loss) Per Share:
Income/(Loss) from continuing operations	$ 0.04		$ 0.36)
Loss from discontinued operations	-		(0.01)
Diluted Net Income/(Loss) Per Share	$ 0.04		$ (0.37)

Shares:
Basic	60,419		60,026
Diluted	61,053		60,026

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RUBY TUESDAY, INC.

Financial Results For the First Quarter
of Fiscal Year 2015
(Amounts in thousands)
(Unaudited)
	September 2,	June 3,
CONDENSED CONSOLIDATED BALANCE SHEETS	2014	2014
Assets
Cash and Cash Equivalents	$56,889	$51,326
Receivables	4,531	4,861
Inventories	19,994	21,174
Income Tax Receivable	1,731	2,133
Deferred Income Taxes	1,324	3,397
Prepaid Rent and Other Expenses	13,251	12,216
Assets Held for Sale	7,097	4,683

Total Current Assets	104,817	99,790

Property and Equipment, Net	785,056	794,846
Other Assets	60,875	61,791

Total Assets	$950,748	$956,427

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$4,851	$4,816
Other Current Liabilities	106,490	109,007

Total Current Liabilities	111,341	113,823

Long-Term Debt, including Capital Leases	252,661	253,875
Deferred Income Taxes	3,578	3,500
Deferred Escalating Minimum Rents	49,060	48,827
Other Deferred Liabilities	68,175	75,193

Total Liabilities	484,815	495,218

Shareholders' Equity	465,933	461,209

Total Liabilities and
Shareholders' Equity	$950,748	$956,427